Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 22, 2005, relating to the financial statements and financial highlights which appear in the January 31, 2005 Annual Report to Shareholders of the Aetos Capital Multi-Strategy Arbitrage Fund LLC, Aetos Capital Distressed Investment Strategies Fund, LLC, Aetos Capital Long/Short Strategies Fund, LLC, and Aetos Capital Market Neutral Strategies Fund, LLC, which are also incorporated by reference into the Registration Statement, and to the use of our report dated May 27, 2005, relating to the financial statements of Aetos Capital Opportunities Fund, LLC, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Accountants and Legal Counsel” in such Registration Statement.

New York, New York

May 27, 2005